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                                                                      EXHIBIT 11
                     SPACEHAB, INCORPORATED AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

(in thousands except per share data)                                          THREE MONTHS ENDED
                                                                                SEPTEMBER 30,
                                                                         1999                    1998
                                                                ---------------------  ------------------------
Net Income (loss) and Adjusted Earnings:
   Net Income (loss) applicable to common
      shareholders used for basic computations                   $            (1,959)    $               413
                                                                ---------------------  ------------------------

   Dilution adjustments:
   Savings in convertible note payable interest
     expense, net of tax                                                         759                     776
                                                                ---------------------  ------------------------
      Adjusted net income applicable to
        common shareholders assuming dilution                    $            (1,200)    $             1,189
                                                                =====================  ========================

Average number of shares of common stock
   used for basic computation                                             11,229,960              11,168,161
                                                                ---------------------  ------------------------
   Diluted adjustments (1):
      Weighted average shares and share
        equivalents outstanding:
      Assumed exercise of options and warrants                                11,361                 184,532
      Assumed conversion of convertible debt                               4,642,202               4,642,202
                                                                ---------------------  ------------------------
Total number of shares assumed to be
   outstanding assuming dilution                                          15,883,523              15,994,895
                                                                ---------------------  ------------------------
Earnings per common share:
Income per common share:
   Net Income per share - Basic                                  $             (0.17)    $              0.04
                                                                =====================  ========================
   Net Income per share - Diluted (1)                            $             (0.08)    $              0.07
                                                                =====================  ========================


(1) The assumed exercise of options and warrants and the conversion of convertible debt is anti-dilutive for the three month period ended September 30, 1999 but are included in the calculation of dilutive earnings per share in accordance with Regulation S-K Item 601 (a)(11).





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